Exhibit 99.1

                 Temecula Valley Bank Announces Record Earnings

    TEMECULA, Calif.--(BUSINESS WIRE)--July 25, 2006--Temecula Valley Bancorp Inc. (Nasdaq:TMCV) announces record earnings for the quarter ending June 30, 2006.
    "We are very pleased with our continued strong financial performance," stated Stephen H. Wacknitz, Chairman of the Board, CEO and President. "Our second quarter profits were $4.53 million, a 15% increase from the $3.94 million earned in the same period last year.
Net income for the first half of 2006 was $8.51 million, a 23% increase over the $6.94 million earned in the same period last year.
This outstanding level of profitability was achieved even after the significant costs incurred as a result of the new expense requirements associated with stock options."
    The net interest income for the quarter ending June 30, 2006 was $14.54 million, a 41% increase from the $10.28 million earned in the same period last year, primarily due to the increase in loans outstanding and a slight improvement in net interest margin.
    Return on average assets was 1.90% and return on average equity was 27.71% for the quarter ending June 30, 2006. For the first half of the year, the return on average assets was 1.86% and the return on average equity was 27.19%. Based on our industry's historical performance, this places the Bank among the top performers in the country.
    Total assets were $1,028.23 million at June 30, 2006, a 42% increase from $724.22 million at June 30, 2005. For the same period, loans increased 47%. The increase in loans was due to continuing strong lending activity in the markets we serve.
    The allowance for loan loss increased by 30% from $7.84 million at June 30, 2005 to $10.17 million at June 30, 2006. Net charge-offs were
$166 thousand for the first six months of 2005 and $279 thousand for the same period in 2006. Non-accrual loans (net of SBA guarantees) were down 56% from the $3.23 million at June 30, 2005 to $1.43 million at June 30, 2006. There was no other real estate owned (net of SBA guarantees) at June 30, 2005 compared to $318 thousand at June 30, 2006.
    Deposits increased 43% from $643.77 million at June 30, 2005 to
$921.94 million at June 30, 2006. Continued deposit growth has been fueled at existing branches, through the various CD promotions, from money desk operations and at our new Carlsbad full service branch.
Deposit growth is expected to be sufficient to fund future loan growth.
    Shareholder equity increased 35% from $50.48 million at June 30, 2005 to $67.93 million at June 30, 2006, due primarily to net income and the exercise of stock options. The capital ratios remain strong at June 30, 2006, with the tier one leverage ratio of 9.37%, the tier one risk based ratio of 8.72% and the total risk based capital ratio of 10.26%, all above the minimum to qualify as "well capitalized."
    "A new milestone has been achieved with assets growing to over $1 billion in just nine and a half years. This growth has been achieved while remaining one of the most profitable banks in the nation," said
Mr. Wacknitz. "We were recently recognized among the top six percent of all financial institutions nationally by Sandler O'Neill &
Partners, L.P., as a top-performing small-cap company receiving their prestigious 'Sm-All Stars' ranking. In addition, compared to all publicly traded community banks in the United States as of year end
2005 with assets of less than $1 billion, we were ranked the number one top performing bank in the July issue of US Banker magazine, based on a three-year average return on equity of 29.39%. Also in July, Temecula Valley Bancorp was included in the new NASDAQ Global Select
Market, which has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements.
We are truly proud to be recognized for these significant accomplishments," added Mr. Wacknitz.
    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido,
Rancho Bernardo, El Cajon and Carlsbad. The Bank also operates a number of regional real estate loan production centers in California. Temecula Valley Bancorp was established in June 2002 and operates as a bank holding company for the Bank. As a nationally authorized SBA
Preferred Lender, the locally owned and operated Bank has multiple SBA loan production offices across the United States and has funded over a billion dollars in SBA loans in 33 states in the last five years.
Temecula Valley Bancorp's common stock is listed on The NASDAQ Global
Select Market and trades under the symbol TMCV. The Bank's website is at www.temvalbank.com.

    Statements concerning future performance, developments or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in the filings made with Securities and Exchange Commission by Temecula Valley Bancorp Inc.

                     TEMECULA VALLEY BANCORP INC.

                            FINANCIAL DATA

                              JUNE 2006
                             (UNAUDITED)
(all amounts in whole dollars except share and per share information)

                      June 30,     June 30,      Increase    Increase
                        2006          2005      (Decrease)  (Decrease)
                   -------------- ------------ ------------ ----------
ASSETS
 Cash and due from
  banks               15,063,434   11,013,343    4,050,091         37%
 Due from Banks-
  Time                    99,000            0       99,000          0%
 Federal funds sold   27,400,000   27,420,000       33,200          0%

 Loans               924,503,883  628,212,313  296,291,570         47%
 Less allowance for
  loan losses        (10,170,099)  (7,839,179)  (2,330,920)        30%
                   -------------- ------------ ------------
 Loans, net          914,333,784  620,373,134  293,960,650         47%

 Federal Reserve &
  Home Loan Bank
  stock, at cost       3,189,000    2,849,000      340,000         12%
 Other real estate
  owned, net             727,500            0      727,500          0%
 Bank premises and
  equipment, net       5,068,274    4,763,102      305,172          6%
 SBA-loan servicing
  asset                8,569,660    8,102,773      466,887          6%
 SBA-loan servicing
  I/O strip
  receivable          17,311,101   23,479,641   (6,168,540)      (26%)
 Cash surrender
  value life
  insurance           21,595,034   13,469,824    8,125,210         60%
 Other Assets         14,869,924   12,745,640    2,124,284         17%
                   -------------- ------------ ------------
                   1,028,226,711  724,216,457  304,063,454         42%
                   ============== ============ ============

LIABILITIES AND
 STOCKHOLDERS' EQUITY
 Demand deposits     158,857,579  147,656,572   11,201,007          8%
 Interest bearing
  deposits           763,083,938  496,117,418  266,966,520         54%
                   -------------- ------------ ------------
  Total deposits     921,941,517  643,773,990  278,167,527         43%
 Junior
  subordinated debt
  securities          28,868,000   20,620,000    8,248,000         40%
 Other liabilities     9,485,411    9,338,684      146,727          2%
                   -------------- ------------ ------------
  Total liabilities  960,294,928  673,732,674  286,562,254         43%

 Stockholders'
  equity              67,931,783   50,483,783   17,448,000         35%
                   -------------- ------------ ------------
                   1,028,226,711  724,216,457  304,010,254         42%
                   ============== ============ ============


                         3 Mos.      3 Mos.      6 Mos.      6 Mos.
                          Ended       Ended       Ended       Ended
                        June 30,    June 30,    June 30,    June 30,
                           2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
Interest income        21,911,577  13,454,394  41,332,040  24,864,938
Interest expense        7,374,540   3,179,129  13,426,962   5,557,437
                       ----------- ----------- ----------- -----------
Net interest income    14,537,037  10,275,265  27,905,078  19,307,501
Provision for loan
 losses                 1,096,000     804,100   1,410,000   1,642,900
Other income            6,475,149   7,464,814  11,415,791  13,248,310
Other expense          12,053,453  10,180,120  23,130,849  19,016,812
                       ----------- ----------- ----------- -----------
Earnings before income
 taxes                  7,862,733   6,755,859  14,780,020  11,896,099
Income taxes            3,332,958   2,812,818   6,269,719   4,951,378
                       ----------- ----------- ----------- -----------
 Net earnings           4,529,775   3,943,041   8,510,301   6,944,721
                       =========== =========== =========== ===========


Actual common shares
 outstanding at end of
 period                 9,140,755   8,865,447   9,140,755   8,865,447
Average common shares
 outstanding            9,025,994   8,828,292   8,990,537   8,808,055
Average common shares &
 equivalents
 outstanding            9,606,151   9,528,263   9,546,876   9,515,624
Basic earnings per
 share                       0.50        0.45        0.95        0.79
Diluted earnings per
 share                       0.47        0.41        0.89        0.73
Return on average
 assets (annualized)         1.90%       2.28%       1.86%       2.10%
Return on average
 equity (annualized)        27.71%      32.87%      27.19%      30.10%
Efficiency ratio            57.36%      57.38%      58.83%      58.41%


                                            06/30/2006     06/30/2005
                                       ---------------- --------------
Tier 1 leverage capital ratio                     9.37%          9.54%
Tier 1 risk-based capital ratio                   8.72%          9.40%
Total risk-based capital ratio                   10.26%         11.08%
Allowance for loan losses as a % of
 total loans                                      1.10%          1.25%
Gross nonperforming assets as a % of
 total assets                                     0.87%          1.35%
Net nonperforming assets as a % of
 total assets                                     0.17%          0.45%
Net chargeoffs (annualized) as a % of
 total loans                                      0.06%          0.05%
Loan to deposit ratio                           100.28%         97.58%
Book value per share                              7.43           5.69


PAST DUE AND NON-ACCRUAL LOANS
------------------------------------ ---------- ----------- ----------
                                       Gross    Government     Net
                                       Balance    Guaranty    Balance
                                     ---------- ----------- ----------
June 30, 2006
------------------------------------
 30 - 89 days past due               2,044,141  (1,180,653)   863,488
                                     ========== =========== ==========

 90+ days past due and accruing              0           0          0
 Non-accrual                         8,257,182  (6,831,621) 1,425,561
 Other real estate owned (REO)         727,500    (409,424)   318,076
                                     ---------- ----------- ----------
     Total non-performing assets     8,984,682  (7,241,045) 1,743,637
                                     ========== =========== ==========

June 30, 2005
------------------------------------
 30 - 89 days past due                 149,793           0    149,793
                                     ========== =========== ==========

 90+ days past due and accruing        263,218    (244,753)    18,465
 Non-accrual                         9,474,790  (6,244,901) 3,229,889
 Other real estate owned (REO)               0           0          0
                                     ---------- ----------- ----------
     Total non-performing assets     9,738,008  (6,489,654) 3,248,354
                                     ========== =========== ==========


NET LOAN CHARGEOFFS
--------------------------------
                                 3 Mos.    3 Mos.   6 Mos.    6 Mos.
                                   Ended    Ended     Ended    Ended
                                 June 30, June 30,  June 30, June 30,
                                   2006      2005     2006      2005
                                 -------- --------- -------- ---------
 Chargeoffs                      139,691   145,137  295,882   404,825
 Recoveries                      (15,985) (133,834) (16,826) (238,570)
                                 -------- --------- -------- ---------
   Net Chargeoffs (Recoveries)   123,706    11,303  279,056   166,255
                                 ======== ========= ======== =========

    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, 951-694-9940